NEWS RELEASE
For immediate release
June 25, 2007

Contact: Jim Holding, Northwest Savings Bank   814.728.7670

Northwest Savings Bank Acquires CSB Bank
         On Monday, June 25, 2007, the five offices of CSB Bank, located in Clearfield, Coalport, Curwensville, DuBois, and St. Marys, Pennsylvania, became part of the community banking network of Northwest Savings Bank. With the acquisition of the CSB Bank offices, Northwest provides full-service retail and commercial banking to its customers with a network of 166 community banking offices in Pennsylvania, New York, Ohio, Maryland, and Florida including twenty-four locations in Cambria, Centre, Clearfield, Elk and Jefferson Counties in central Pennsylvania, home of CSB Bank.
         The stock of Northwest Bancorp, Inc., the parent company of Northwest Savings Bank, which holds over $6.7 billion in assets, is traded on the NASDAQ Global Select Market under the symbol "NWSB."
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